Exhibit 10.1

[LEADERS BANK LETTERHEAD]

Michael T. Flavin, PhD

Chief Executive Officer

Advanced Life Sciences, Inc.

1440 Davey Rd.

Woodridge, IL.  60517

September 29, 2008

Dear Dr. Flavin:

The Leaders Bank has reviewed your loan application and hereby offers to amend and increase the existing line of credit extended to Advanced Life Sciences, Inc under the following terms and conditions:

Amount:	$10,000,000 (an increase of $6,000,000)

Term:

27 Months. Principal shall be due and payable in one lump sum on Maturity Date (see below). The line of credit will include a revolving feature to it. In addition, the Leaders Bank hereby agrees to waive all rights to call this debt upon Demand except if an event of default exists as described in the loan documents.

Maturity Date:	January 1, 2011 (formerly January 1, 2010)

Interest Rate:	8.5% Fixed

Collateral:

All Business Assets of Advanced Life Sciences, Inc., as defined in the current commercial security agreement of April 18, 2006, the pledge by ALS Ventures of 2,540,000 shares of Advanced Life Sciences Holdings, Inc Common Stock

Repayment:	Interest Only Monthly, Principal due at maturity

Closing Fee:	Warrants for 65,000 shares of Advanced Life Sciences, Inc Common Stock with a strike price of $1/ share.

Covenants:

Any cumulative sales exceeding $9 million under the $15 million Standby Equity Distribution Agreement (SEDA) currently in place between the Company and YA Global Investments, L.P. will not be utilized without the prior written consent of The Leaders Bank.

Other:	All other terms and conditions shall remain substantially the same as the terms agreed to in the current loan agreement scheduled to mature on 1-1-2010.

Commitment
Expiration Date:

This Commitment expires on 10-31-08. Subject to the terms and conditions of this Commitment, the loan will be documented and closed in a timely manner after all conditions of the Commitment have been satisfied. Funding shall also be conditioned upon the continuing accuracy of the facts and representations of the loan application of submission upon which this Commitment is based and the fulfillment of all of the terms and conditions herein. Lender reserves the right to terminate this commitment at any time prior to the closing of the loan in the event of an adverse change in the financial status of the Borrower and/or Guarantor, or if the collateral is damaged or destroyed.

Commitment
& Acceptance:

Subject to the terms and conditions stated herein, the Commitment is an offer that may be accepted by you until 10-7-08. Acceptance shall be signified by executing and returning to Lender a copy of this Commitment. No other form of acceptance will be effective.

Sincerely,

/s/ John J. Prosia

John J. Prosia
Executive Vice President

Accepted this 29 day of September, 2008

By:	/s/ Michael T. Flavin

Chief Executive Officer